AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 9, 2007

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC”), has determined to strike from listing and registration on the Exchange, the following:

Viragen, Inc.

Common Stock, $0.01 Par Value

Units, No Par Value

Warrants, No Par Value

Commission File Number – 001-15823

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(c)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that is financially impaired; and

(d)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security of a company that has been selling for a substantial period of time at a low price per share, if the Company shall fail to effect a reverse stock split of such shares within a reasonable time after being notified that the Exchange deems such action to be appropriate under all the circumstances.

2.

The Common Stock, Units and Warrants (collectively, the “Securities”) of Viragen Inc. (“Viragen” or the “Company”) do not qualify for continued listing for the following reasons:

(a)  The Company has incurred net (losses) as follows:

                    Fiscal years ended June 30,

        Net (Loss)

2006

   ($18,214,897)

2005

   ($26,207,706)

2004

   ($18,177,164)

2003

   ($17,348,686)

2002

   ($11,088,832)

      Nine months ended March 31,

        Net (Loss)

2007

   ($27,623,524)

(b)  At March 31, 2007, the Company reported stockholders’ equity of $3,371,711.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 20, 2005, the Company was notified by the Amex that following a review of its annual report on Form 10-K for the fiscal year ended June 30, 2005, Viragen was not in compliance with Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years; and Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.  The Company was given the opportunity to submit a business plan by October 20, 2005 outlining its plan to regain compliance with the Amex’s continued listing standards within a maximum of 18 months.  Subsequently, on March 1, 2006 the Company was notified by the Amex that following a review of its quarterly report on Form 10-Q for the period ended December 31, 2005, Viragen was also not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and/or net losses in two out of its three most recent fiscal years.

(b)

The Company submitted its plan to regain compliance on October 18, 2005 (the “Plan”).  On October 25, 2005, the Exchange notified Viragen that it had accepted the Plan and granted the Company until March 20, 2007 to regain compliance with the continued listing standards.

(c)

On March 20, 2007, Viragen issued a press release stating its belief that upon completion of a debt-to-equity conversion, the Company had regained compliance with the continued listing standards.  On March 23, 2007, Viragen filed a Form 8-K with the SEC reiterating that it believed that it had regained compliance.  However, based upon recurring operational losses, Staff had concerns about whether the Company had actually regained compliance and whether it had fallen below compliance with certain additional standards.  Therefore, Staff requested that the Company provide additional information in order to determine whether the Company was in compliance with all of the Exchange’s continued listing requirements.

(d)

Upon review of the information provided by the Company and the Form 10-Q for the period ended March 31, 2007, Staff determined that the Company did not regain compliance with the continued listing standards.  On May 15, 2007, Viragen filed its Form 10-Q for the period ended March 31, 2007 with the SEC.  Due to a $4 million impairment charge, as of March 31, 2007 Viragen reported stockholders’ equity of $3.4 million, and therefore failed to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide.  Furthermore, as of March 31, 2007 the Company had $86,883 in cash and was using approximately $900,000 per month to fund its operations.  Therefore, Staff determined that Viragen was financially impaired, and not in compliance with Section 1003(a)(iv) of the Company Guide.  Also, Viragen was notified on three separate occasions that the Exchange deemed it appropriate to complete a reverse stock split.  In all three letters, Staff disclosed to the Company that if it did not complete a reverse stock split within a reasonable period of time, it may consider initiating delisting proceedings.  In this regard, Staff notes that Viragen’s closing stock price on March 20, 2007 was $0.02 per share.  Therefore, regardless of the Exchange’s notifications, the Company failed to make significant progress towards completing a reverse stock split prior to its Plan deadline or thereafter.

(e)

On May 17, 2007, the Exchange notified Viragen that it had determined to initiate delisting proceedings against the Company, based on Staff’s determination that the Company was not in compliance with all of the continued listing standards at the end of its Plan period.

(f)

On May 23, 2007, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Amex determination before a Listing Qualifications Panel of the Amex Committee on Securities (the “Panel”).  A hearing before the Panel was scheduled for June 26, 2007.

(g)

On June 26, 2007, the hearing, at which the Company was present, was conducted before the Panel.  By letter dated July 3, 2007, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Securities on the Amex and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Charles A. Rice, Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC